SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549


                                   FORM 8-K


                                CURRENT REPORT
                      PURSUANT TO SECTION 13 OR 15(D) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of Earliest Event Reported) January 26, 2000


                     E. I. du Pont de Nemours and Company
            (Exact Name of Registrant as Specified in Its Charter)


            Delaware                   1-815              51-0014090
    (State or Other Jurisdiction     (Commission       (I.R.S Employer
         of Incorporation)           File Number)     Identification No.)


                              1007 Market Street
                          Wilmington, Delaware  19898
                   (Address of principal executive offices)


      Registrant's telephone number, including area code:  (302) 774-1000

Item 7.  Financial Statements and Exhibits
         ---------------------------------

     In connection with Debt and/or Equity Securities that may be offered on a delayed or continuous basis under Registration Statements on Form S-3 (No. 33-53327, No. 33-61339, No. 33-60069 and No. 333-86363), we hereby file the following press release.


    Exhibit
    Number                      Description of Exhibit
    -------        -------------------------------------------------

      99 Copy of the Registrant's Earnings Press Release, dated January 26, 2000.
















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








                                  SIGNATURE



          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.





                                 E. I. DU PONT DE NEMOURS AND COMPANY
                                             (Registrant)




                                          /s/ D. B. Smith
                                 ------------------------------------
                                             D. B. Smith
                                         Assistant Controller




January 26, 2000

                                 EXHIBIT INDEX



Exhibit
Number                           Description of Exhibits
-------        ------------------------------------------------------------

  99           Copy of the Registrant's Earnings Press Release, dated
               January 26, 2000.

                                                                   EXHIBIT 99


                                       Contact:  Clif Webb
                                                 (302) 774-4005
                                                 r.clifton.webb@usa.dupont.com



                         DUPONT REPORTS FOURTH QUARTER
                          AND FULL YEAR 1999 EARNINGS
                         -----------------------------


        WILMINGTON, Del., Jan. 26 -- DuPont reported fourth quarter under-lying earnings per share from continuing operations of $.55 compared to 1998 fourth quarter earnings of $.60. For the full year, underlying earnings from continuing operations were $2.58 per share versus $2.55 in 1998.
        Income from discontinued operations for 1999 was $6.80 per share, including a $6.65 per share gain on the disposition of Conoco. Including discontinued operations and nonrecurring charges totaling $2.39 per share, 1999 net income was $6.99 per share compared to $3.90 per share in 1998.

                              Earnings Highlights
                              -------------------
                             ($ per share diluted)

                                                           Including
                                                       Nonrecurring and
                                Underlying            Extraordinary Items
                             -----------------       ---------------------
                             1999        1998         1999          1998
                             -----       -----       -------       -------
   Continuing Operations:
     4th Quarter             $ .55       $ .60       $(1.38)        $ .68
     Full Year                2.58        2.55          .19          1.43
   Total Company:
     4th Quarter               .55         .61        (1.36)         2.82
     Full Year                2.73        3.07         6.99          3.90

   Note: Fourth quarter 1999 underlying earnings per share are calculated based on 1,058,131,255 average diluted common shares outstanding.


Fourth Quarter Highlights
-------------------------
     o Sales grew 17 percent over the prior year including 9 percent growth from acquisitions.

     o Sales volume excluding acquisitions grew 11 percent, the Company's strongest growth since the first quarter of 1995.

     o Four segments recorded strong double-digit underlying earnings growth -- Pharmaceuticals, Specialty Fibers, Specialty Polymers and Performance Coating & Polymers.

     o The Polyester Enterprise posted positive underlying earnings this quarter, the first time since second quarter 1998.

        "Business conditions are showing significantly improving trends," said Charles O. Holliday, Jr., DuPont chairman and chief executive officer. "Volumes, excluding products from our acquired businesses, were up 11 percent, reaching their strongest level since the first quarter 1995, which gives us momentum as we move into the year 2000. That volume improvement, which probably benefited from some year-end inventory build, has helped offset continued weak pricing and recent increases in raw materials costs."
        "Lower selling prices and higher raw material costs remain a concern to us," Holliday said, "but with improving global business conditions, particularly in Asia, we remain confident of our double-digit earnings growth goal in 2000. We expect to experience some price improvement as business conditions strengthen. Additionally, our corporate productivity efforts should significantly contribute to 2000's earnings improvement."
Global Sales and Income Highlights
----------------------------------
        Fourth quarter 1999 sales were a record $7.1 billion, 17 percent over the fourth quarter 1998. This increase is the result of 20 percent higher volume, partly offset by 3 percent lower selling prices. About two-thirds of the price decline is currency effect from the stronger U.S. dollar. Looking at results regionally:
     o Sales in the Asia Pacific Region increased 36 percent, 31 percent from volume growth, and a 5 percent benefit from higher selling prices.

     o In Europe, sales were 27 percent higher reflecting 37 percent higher volume, partly offset by 10 percent lower prices -- the latter largely due to currency effect.

     o U.S. sales increased 9 percent with 9 percent volume growth. Lower prices reduced sales by less than 1 percent.

        Underlying income from continuing operations was $583 million, com-pared to $682 million in the fourth quarter 1998. The reduction principally reflects higher net interest expense and higher corporate expenses. Under-lying segment ATOI was equal to last year.
        Net nonrecurring items in the current quarter total approximately
$2 billion after-tax and principally reflect a $2.2 billion charge to write off purchased in-process research and development associated with the Pioneer acquisition. This was partly offset by a $208 million gain associated with exchange of the Company's investment in WebMD for Healtheon/WebMD. Several other nonrecurring items, none of which individually exceed $50 million after-tax, are essentially offsetting and are described in the accompanying footnotes.
Full-Year Results
-----------------
        For the year, sales reached a record $26.9 billion, up 9 percent. Acquisitions of Merck's interest in The DuPont Merck Pharmaceutical Company, Herberts, and most recently the remaining 80 percent of Pioneer, added
$2.2 billion to 1999 sales. Looking at the year's results from a regional perspective:
     o Sales in the Asia Pacific region increased 22 percent with 22 percent volume growth. Nearly all business units posted gains.

     o European sales were up 13 percent, with volume up 18 percent. Partly offsetting were 3 percent lower local currency prices and a 2 percent negative impact from the stronger dollar.

        o U.S. sales were up 5 percent with 7 percent volume growth. Selling prices were 2 percent lower.

        Underlying income from continuing operations for the year was
$2.8 billion down 2 percent from $2.9 billion in 1998. On a per share basis, income from continuing operations increased 1 percent as the average number of common shares outstanding is 4 percent lower, as a result of the Conoco split-off.
Business Segment Performance
----------------------------
        Total segment sales and transfers, which include a pro rata share of affiliates' sales, were $7.8 billion in the fourth quarter compared to $6.7 billion last year, up 17 percent, and were $29.7 billion for the full year, up 7 percent. The latter reflects 10 percent volume gains, partly offset by 3 percent lower selling prices. Fourth quarter underlying segment earnings of $784 million were equal to last year. Full year underlying earnings were up 2 percent. Underlying operating results for individual segments, including the newly created Pioneer segment, are summarized below:
     o Performance Coatings & Polymers -- Segment earnings were up 19 percent for the quarter and 23 percent for the full year, reflecting strength across all business units. Full year sales were up 34 percent, largely reflecting the addition of Herberts. Herberts also contri-buted almost half of the earnings growth. Engineering Polymers recorded double-digit earnings growth with strong worldwide volumes offsetting pricing pressures and negative currency impact. In addition, earnings from the DuPont Dow Elastomers joint venture nearly doubled.

     o Pharmaceuticals -- Segment earnings were up 33 percent for the quarter and 42 percent for the year. The quarter results were driven principally by improvements from SustivaTM efavirenz and "Cardiolite" cardiac imaging agents. Partly offsetting these improvements were planned higher research and development costs and expected lower sales of "Coumadin" warfarin sodium.

     o Specialty Fibers -- Segment earnings increased 28 percent for the quarter and 10 percent for the year. The quarter reflects signifi-cantly higher sales volumes for "Lycra" spandex and Advanced Fiber Systems. The full year earnings increase was driven by improvement in all business units.

     o Pigments & Chemicals -- Segment earnings were up 8 percent in the quarter and the year, reflecting increased earnings for White Pigments and Fluorochemicals. Fluorochemicals benefited from increased sales of CFC alternative products, and White Pigments from higher worldwide volumes.

     o Pioneer -- Segment posted a loss of $125 million in line with expectations for the historically weak fourth quarter. Excluding acquisition-related costs, operating results were comparable to last year's fourth quarter.

     o Specialty Polymers -- Segment earnings were up 29 percent for the quarter and up 10 percent for the year. Fourth quarter results reflect strong performance from all business units. Fourth quarter segment sales increased 15 percent, principally from 19 percent worldwide volume growth, partly offset by 4 percent lower worldwide prices. Both Fluoropolymers and Packaging and Industrial Polymers recorded good earnings growth in the quarter, substantially reversing declines through the first nine months.

     o Nylon Enterprise -- Segment earnings were up 7 percent for the fourth quarter on higher sales, but were down 4 percent for the year, principally reflecting a combination of lower prices and higher raw material costs.

     o Polyester Enterprise -- Segment posted fourth quarter earnings of $3 million versus a loss of $9 million last year, due to improved results in "Dacron" polyester and in Polyester Resins & Intermediates. Segment sales for the fourth quarter were up 12 percent as 14 percent higher volume was partly offset by 2 percent lower selling prices.
        For the full year, segment sales declined 5 percent, principally due to lower selling prices. Segment losses for the year totaled
        $39 million versus a loss of $7 million in 1998.

     o Agriculture & Nutrition -- Segment earnings increased 5 percent in the fourth quarter but fell 21 percent for the full year, due to weakness in the Crop Protection Products business. Fourth quarter segment sales increased 9 percent on 11 percent higher volume, reflecting in part, an acquisition, with higher earnings in Crop Protection Products partly offset by lower results in the other business.

     o  Other -- Segment earnings for the year were $35 million versus
        $105 million in 1998, principally reflecting the absence of earnings from the divested coal business.

Discontinued Operations
-----------------------
        Underlying income from discontinued operations (Conoco, DuPont's former energy subsidiary) in 1999 was $165 million compared to $608 million last year, with the reduction principally reflecting reduced ownership and completion of the divestiture of Conoco on August 6, 1999. The year includes a gain of $7.3 billion or $6.65 per share on the final disposition of Conoco.

Forward-Looking Statements: This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the Company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking state-ments may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These state-ments are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in DuPont's filings with the Securities and Exchange Commission, particularly its latest annual report on Form 10-K, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to changes in the laws, regula-tions, policies and economic conditions of countries in which the company does business; competitive pressures; successful integration of structural changes, including acquisitions, divestitures and alliances; research and development of new products, including regulatory approval and market acceptance, seasonality of sales of agricultural products.


                                      ###

1/26/00



E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES


                                                                    Three Months Ended              Year Ended
CONSOLIDATED INCOME STATEMENT                                          December 31                  December 31
-----------------------------------------------------------------------------------------------------------------------
(Dollars in millions, except per share)                               1999        1998           1999         1998
----------------------------------------------------------------------------------------------------------------------
SALES ........................................................      $ 7,140      $6,099        $26,918      $24,767
Other Income<Fa> .............................................          562         356            974          981
                                                                    -------      ------        -------      -------
    Total ....................................................        7,702       6,455         27,892       25,748
                                                                    -------      ------        -------      -------
Cost of Goods Sold and Other Expenses ........................        4,681       3,755         16,991       15,556
Selling, General and Administrative Expenses .................          811         588          2,595        2,115
Depreciation .................................................          363         385          1,444        1,452
Amortization of Goodwill and Other Intangible Assets<Fb> .....          110          33            246          108
Research and Development Expense .............................          478         408          1,617        1,308
Interest and Debt Expense ....................................          202         104            535          520
Purchased In-Process Research and Development<Fc> ............        2,210         (58)         2,250        1,443
Employee Separation Costs and Write-Down of Assets<Fd> .......          (72)         56            524          633
                                                                    -------      ------        -------      -------
    Total ....................................................        8,783       5,271         26,202       23,135
                                                                    -------      ------        -------      -------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES,
  MINORITY INTERESTS AND EXTRAORDINARY ITEM ..................       (1,081)      1,184          1,690        2,613
Provision for Income Tax Expenses ............................          344         398          1,410          941
Minority Interests in Earnings of Consolidated Subsidiaries ..           11           5             61           24
                                                                    -------      ------        -------      -------
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE
  EXTRAORDINARY ITEM .........................................       (1,436)        781            219        1,648
DISCONTINUED OPERATIONS<Fe>
  Income from Operations of Discontinued Business,
    Net of Income Taxes ......................................          -           -              -            594
  Gain on Disposal of Discontinued Business,
    Net of Income Taxes ......................................           16       2,439          7,471        2,439
                                                                    -------      ------        -------      -------
INCOME (LOSS) BEFORE EXTRAORDINARY ITEM ......................       (1,420)      3,220          7,690        4,681
Extraordinary Charge from Early Extinguishment of Debt,
  Net of Income Taxes<Ff> ....................................          -           -              -           (201)
                                                                    -------      ------        -------      -------
NET INCOME (LOSS) ............................................      $(1,420)     $3,220        $ 7,690      $ 4,480
                                                                    =======      ======        =======      =======
BASIC EARNINGS (LOSS) PER SHARE OF COMMON STOCK<Fg><Fh>
  Continuing Operations Before Extraordinary Item ............      $ (1.38)     $  .69        $   .19      $  1.45
  Discontinued Operations ....................................          .02        2.17           6.89         2.69
  Extraordinary Charge .......................................          -           -              -           (.18)
                                                                    -------      ------        -------      -------
  Net Income (Loss) ..........................................      $ (1.36)     $ 2.86        $  7.08      $  3.96
                                                                    =======      ======        =======      =======
DILUTED EARNINGS PER SHARE OF COMMON STOCK<Fg><Fh>
  Continuing Operations Before Extraordinary Item ............      $ (1.38)     $  .68        $   .19      $  1.43
  Discontinued Operations ....................................          .02        2.14           6.80         2.65
  Extraordinary Charge .......................................          -           -              -           (.18)
                                                                    -------      ------        -------      -------
  Net Income (Loss) ..........................................      $ (1.36)     $ 2.82        $  6.99      $  3.90
                                                                    =======      ======        =======      =======
DIVIDENDS PER SHARE OF COMMON STOCK ..........................      $   .35      $  .35        $  1.40      $ 1.365
                                                                    =======      ======        =======      =======

[FN]

FOOTNOTES TO CONSOLIDATED INCOME STATEMENT
------------------------------------------
<Fa> Fourth quarter 1999 includes a $336 gain associated with exchanging the
     Company's investment in WebMD for Healtheon/WebMD, an $80 benefit related to recalculation of interest on federal tax refunds and liabilities, and a $55 loss related to formation of a 50/50 joint venture for the polyester films business. In addition, total year 1999 includes an exchange loss of $131 on forward exchange contracts purchased in 1998 to lock in the U.S. dollar cost of the acquisition of Herberts, the automotive coatings business of Hoechst AG. The purchase price of Herberts was negotiated in German marks.

     Fourth quarter 1998 includes a $217 gain on the sale of substantially all of the Company's interest in CONSOL Energy Inc.

<Fb> 1999 includes amortization expense associated with the March acquisition of Herberts and the October acquisition of the remaining 80 percent ownership interest in Pioneer Hi-Bred International. Prior to October 1, 1999, Pioneer's results (including amortization expense associated with the Company's 20 percent ownership interest) were accounted for under the equity method and reported as Other Income.

<Fc> Purchased in-process research and development represents the value assigned in a purchase business combination to research and development projects of the acquired business that were commenced but not yet com-pleted at the date of acquisition, for which technological feasibility has not yet been established and which have no alternative future use in research and development activities or otherwise.

     During the fourth quarter 1999, a charge of $2,186 was recorded in connection with the purchase of the remaining 80 percent interest in Pioneer Hi-Bred International based on preliminary allocations of purchase price. In addition, a fourth quarter charge of $24 was recorded based on revisions of preliminary purchase price allocations associated with the purchase of Herberts. Total year 1999 also includes an estimated charge of $40 that was initially recorded in conjunction with the purchase of Herberts based on preliminary allocations of purchase price.

     The fourth quarter 1998 net benefit represents adjustments, based on revision of preliminary purchase price allocations, in conjunction with
     1) the purchase of Merck's 50% interest in The DuPont Merck
     Pharmaceutical Company (reduction of $70) and 2) the purchase of the ICI polyester businesses (increase of $12).

     Total year 1998 includes $1,230 for DuPont Pharmaceuticals, $153 for the polyester businesses and $60 to increase, based on revision of prelim-inary purchase price allocations, the $500 charge taken in the fourth quarter 1997 in connection with the purchase of Protein Technologies International.

[FN]

-----------------------------------------------------
<Fd> During the fourth quarter 1999, a net benefit of $72 was recorded to reflect changes in estimates related to prior periods' restructuring and divestiture activities.

     Total year 1999 includes charges of $596 resulting from the implementa-tion of restructuring activities within Agriculture & Nutrition, the Nylon Enterprise and the Polyester Enterprise, partly offset by the $72 fourth quarter changes in estimates as discussed above. The charge for Agriculture & Nutrition totaled $170 and included termination payments to about 800 employees, the shutdown of various manufacturing facilities, and the write-off of an intangible asset resulting from the loss of exclusive product marketing rights. The Nylon Enterprise charge totaled $364, of which $252 represents an impairment charge for the write-down of an adipic acid plant in Singapore that will continue to be operated. Other costs are principally due to the write-down of manufacturing assets in India pursuant to a sales agreement and the liquidation of a joint venture in China. The Polyester Enterprise charge of $62 relates to employee separation costs for about 850 employees.

     Fourth quarter 1998 includes a $56 impairment write-down to fair value of certain Pharmaceuticals assets. In addition, total year 1998 includes $391 resulting from the implementation of Company-wide productivity improvement initiatives ($202 associated with separation costs for over 2,600 employees and $189 in asset write-downs, principally due to shutdown and dismantlement of excess production capacity) and $186 resulting from restructuring activities within the Nylon Enterprise ($108 associated with separation costs for 1,500 employees and $78 for the shutdown of related manufacturing facilities).

<Fe> Discontinued Operations:
     On September 28, 1998, the Company's Board of Directors approved a plan to divest the Company's wholly owned petroleum business (Conoco). Effective October 1, 1998, Conoco's operating results were reported as part of Gain on Disposal of Discontinued Business. The Company successfully completed the exchange offer of Conoco Class B common stock for DuPont common stock on August 6, 1999. The 1999 gain realized by the Company from the completion of the exchange offer of $7,306 results from the difference between the market value and the carrying value of the Conoco Class B common shares, less direct expenses.

<Ff> During 1998, the Company recognized an extraordinary after-tax charge of
     $201 ($275 pretax, less taxes of $74), as a result of a debt call and tender offer with an aggregate principal amount of $1,633.

[FN]

-----------------------------------------------------
<Fg> Earnings per share are calculated on the basis of the following average number of common shares outstanding:


                 Three Months Ended                  Year Ended
                     December 31                     December 31
            -----------------------------   -----------------------------
                Basic          Diluted          Basic          Diluted
            -------------   -------------   -------------   -------------
     1999   1,045,195,827   1,045,195,827   1,084,537,228   1,097,970,329
     1998   1,126,504,245   1,139,231,632   1,128,826,525   1,145,347,028

<Fh> Year-to-date earnings per share do not equal the sum of quarterly earnings per share due to changes in average share calculations.




E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES



CONSOLIDATED SEGMENT INFORMATION -                                  Three Months Ended             Year Ended
CONTINUING OPERATIONS<Fa><Fb>                                          December 31                 December 31
---------------------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                                  1999       1998          1999          1998
--------------------------------------------------------------------------------------------------------------------------
SEGMENT SALES<Fc>
-------------
Agriculture & Nutrition ......................................       $   624     $  571       $ 2,598       $ 2,791
Nylon Enterprise .............................................         1,138      1,111         4,487         4,594
Performance Coatings & Polymers ..............................         1,713      1,151         6,111<Fd>     4,563
Pharmaceuticals<Fe> ..........................................           457        380         1,630         1,156
Pigments & Chemicals .........................................           933        891         3,660         3,659
Pioneer ......................................................            63         15           422           365
Polyester Enterprise .........................................           714        640         2,649         2,797
Specialty Fibers .............................................           876        799         3,448         3,296
Specialty Polymers ...........................................         1,152      1,000         4,255         4,040
Other ........................................................           126        117           480           542
                                                                     -------     ------       -------       -------
    Total Segment Sales ......................................         7,796      6,675        29,740        27,803

Elimination of Intersegment Transfers ........................          (191)      (164)         (733)         (729)
Elimination of Equity Affiliate Sales ........................          (468)      (388)       (2,092)<Fd>   (2,263)
Miscellaneous ................................................             3        (24)            3           (44)
                                                                     -------     ------       -------       -------
    SALES ....................................................       $ 7,140     $6,099       $26,918 <Fd>  $24,767
                                                                     =======     ======       =======       =======
AFTER-TAX OPERATING INCOME (LOSS)<Ff><Fg>
---------------------------------
Agriculture & Nutrition<Fh> ..................................       $   233     $   22       $   358       $   249
Nylon Enterprise .............................................           107         90            63 <Fi>      244 <Fj>
Performance Coatings & Polymers ..............................           167 <Fk>   159           582 <Fk>      508
Pharmaceuticals<Fl>...........................................            48         53           230          (668)
Pigments & Chemicals .........................................           162        149           626           577 <Fm>
Pioneer ......................................................        (2,338)       (21)       (2,309)            8
Polyester Enterprise<Fo> .....................................           (37)       (23)         (119)         (228)
Specialty Fibers .............................................           194        151           732           659
Specialty Polymers ...........................................           174        133           668           598
Other ........................................................             6        170<Fp>        51           183 <Fp>
                                                                     -------     ------       -------       -------
    Total Segment ATOI .......................................        (1,284)       883           882         2,130

Interest & Exchange Gains and Losses .........................           (70)<Fq>   (64)         (362)<Fq><Fr> (292)
Corporate Expenses ...........................................           (82)       (38)         (301)         (190)
                                                                     -------     ------       -------       -------
    INCOME (LOSS) FROM CONTINUING OPERATIONS .................       $(1,436)    $  781       $   219       $ 1,648
                                                                     =======     ======       =======       =======



[FN]

NOTES TO CONSOLIDATED SEGMENT INFORMATION - CONTINUING OPERATIONS
-----------------------------------------------------------------
<Fa> In September 1997, the Company acquired a 20 percent interest in Pioneer
     Hi-Bred International and on October 1, 1999, the company acquired the remaining 80 percent ownership interest. A new segment has been added to separately report Pioneer results; amounts previously reported in the Agriculture & Nutrition segment have been restated.

<Fb> Certain reclassifications of segment data have been made to reflect changes in organizational structure.

<Fc> Includes pro rata equity affiliate sales and intersegment transfers.

<Fd> Includes minor reclassification of Sales to properly consolidate intercompany activity for the recently acquired Herberts business.

<Fe> Effective first quarter 1999, revenues from contract manufacturing are reclassified from Other Income to Sales, and prior periods have been restated. These revenues are $35 and $119 for fourth quarter and total year 1999, respectively, versus $23 and $78 for the comparable periods of 1998. The increase in total year sales reflects the current
     100 percent ownership of the pharmaceuticals business versus 50 percent prior to July 1, 1998.

<Ff> Fourth quarter 1999 includes a net benefit of $47 resulting from changes in estimates related to prior periods' restructuring and divestiture activities as follows: Agriculture & Nutrition - $2; Nylon Enterprise - $11; Performance Coatings & Polymers - $1; Pharmaceuticals - $3; Pigments & Chemicals - $1; Polyester Enterprise - $10; Specialty Fibers - $1; Specialty Polymers - $2; and Other - $16.

<Fg> Total year 1998 includes a charge of $256 resulting from a Company-wide productivity improvement initiative as follows:  Agriculture & Nutrition
     - $13; Nylon Enterprise - $32; Performance Coatings & Polymers - $17; Pigments & Chemicals - $40; Polyester Enterprise - $98; Specialty Fibers
     - $3; Specialty Polymers - $10; and Other - $43.

<Fh> Fourth quarter 1999 includes a $208 gain associated with exchanging the
     Company's investment in WebMD for Healtheon/WebMD. Total year 1999 includes this fourth quarter gain, partly offset by charges of $107 attributable to separation costs for about 800 employees, shutdown of various manufacturing facilities and the write-off of an intangible asset resulting from the loss of exclusive product marketing rights.

     Total year 1998 includes a charge of $60 to increase the preliminary allocation of purchase price to purchased in-process research and development in conjunction with the acquisition of Protein Technologies International.

[FN]

-----------------------------------------------------------------
<Fi> Includes total charges of $337, of which $247 is attributable to an impairment charge for the write-down of the adipic acid plant in Singapore that continues to be operated. Other costs are principally due to the write-down of manufacturing assets in India pursuant to a sales agreement and the liquidation of a joint venture in China.

<Fj> In addition to the charge described in Note (g), 1998 also includes charges within the Nylon Enterprise of $130 attributable to employee separation costs ($75) and the shutdown of related manufacturing facilities ($55).

<Fk> Fourth quarter 1999 includes a charge of $24 to increase the preliminary purchase price allocation to purchased in-process research and development in conjunction with the acquisition of Herberts. Total year 1999 includes a charge of $64 attributable to purchased in-process research and development associated with the acquisition of Herberts.

<Fl> Fourth quarter and total year 1999 include a charge of $36 resulting from finalization of the tax bases related to the assets acquired and liabilities assumed in connection with the purchase of Merck's 50 percent interest in The DuPont Merck Pharmaceutical Company.

     Fourth quarter 1998 includes a charge of $54 attributable to an impairment write-down of certain intangible assets held for use by the Pharmaceuticals segment, net of a benefit of $46 to revise the preliminary purchase price allocation to purchased in-process research and development in conjunction with the purchase of Merck's 50% interest. Total year 1998 includes a charge of $799 related to purchased in-process research and development associated with the acquisition of Merck's 50 percent interest and the fourth quarter charge of $54 for the impairment write-down.

<Fm> Includes a $36 gain on the sale of Hydrogen Peroxide assets.

[FN] Fourth quarter and total year 1999 include a net charge of $2,213, of which $2,186 is an estimated charge to write off the purchase price allocated to in-process research and development based on preliminary purchase price allocations in conjunction with the acquisition of the remaining 80 percent interest in Pioneer.

<Fo> Fourth quarter 1999 includes a charge of $50 resulting from a loss on formation of a 50/50 global joint venture with Teijin for the polyester films business. Full year 1999 includes charges of $40 related to employee separation costs for about 850 employees and $50 related to the loss discussed above.

[FN]

-----------------------------------------------------------------
     Fourth quarter 1998 includes a charge of $14, based on revision of preliminary purchase price allocations to purchased in-process research and development, in conjunction with the acquisition of the ICI polyester businesses. Full year 1998 includes charges of $123 for revisions of the preliminary allocation of purchase price to purchased in-process research and development, in conjunction with the acquisition of the ICI polyester businesses.

<Fp> Fourth quarter and total year 1998 includes a gain of $121 on the sale by the Company of substantially all of its interest in CONSOL Energy Inc., a 50/50 coal operations joint venture.

<Fq> Includes a benefit of $49 related to recalculation of interest on federal tax refunds and liabilities.

<Fr> Includes an exchange loss of $81 on forward exchange contracts purchased in 1998 to lock in the U.S. dollar cost of the acquisition of Herberts. The purchase price for Herberts was negotiated in German marks.



E. I. DU PONT DE NEMOURS AND COMPANY AND CONSOLIDATED SUBSIDIARIES


SEGMENT SALES VARIANCES
(4TH QUARTER 1999 VS 4TH QUARTER 1998)
-------------------------------------------------------------------------------------------------------------------------

                                                                                Sales        Percentage Change Due to:
                                                                               Percent     -----------------------------
                                                                               Change      Price     Volume     Other<Fa>
                                                                               -------     -----     ------     --------
                                                                                 (%)        (%)        (%)         (%)
Agriculture & Nutrition ..............................................            9         (2)        11
Nylon Enterprise .....................................................            2         (2)         4
Performance Coatings & Polymers ......................................           49         (4)        11          42
Pharmaceuticals ......................................................           20         N/A        20
Pigments & Chemicals .................................................            5          1          4
Pioneer ..............................................................          320         N/A        N/A        320
Polyester Enterprise .................................................           12         (2)        14
Specialty Fibers .....................................................           10         (6)        16
Specialty Polymers ...................................................           15         (4)        19
Other ................................................................            7         N/A        N/A          7

----------------
<Fa> Includes sales increase/(decrease) due to acquisitions and divestitures.



CONSOLIDATED SEGMENT INFORMATION
EXCLUDING IMPACT OF NONRECURRING ITEMS -                                       Three Months Ended        Year Ended
CONTINUING OPERATIONS                                                             December 31            December 31
------------------------------------------------------------------------------------------------------------------------
(Dollars in millions)                                                          1999        1998      1999       1998
-----------------------------------------------------------------------------------------------------------------------
AFTER-TAX OPERATING INCOME
--------------------------
Agriculture & Nutrition ..............................................         $ 23        $ 22      $  255     $  322
Nylon Enterprise .....................................................           96          90         389        406
Performance Coatings & Polymers ......................................          190         159         645        525
Pharmaceuticals ......................................................           81          61         263        185
Pigments & Chemicals .................................................          161         149         625        581
Pioneer ..............................................................         (125)        (21)        (96)         8
Polyester Enterprise .................................................            3          (9)        (39)        (7)
Specialty Fibers .....................................................          193         151         731        662
Specialty Polymers ...................................................          172         133         666        608
Other ................................................................          (10)         49          35        105
                                                                               ----        ----      ------     ------

   Total Segment ATOI ................................................          784         784       3,474      3,395

Interest & Exchange Gains and Losses .................................         (119)        (64)       (330)      (292)
Corporate Expenses ...................................................          (82)        (38)       (301)      (190)
                                                                               ----        ----      ------     ------

   INCOME FROM CONTINUING OPERATIONS .................................         $583        $682      $2,843     $2,913
                                                                               ====        ====      ======     ======

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